Exhibit 21.1

List of Subsidiaries of Pluri Inc.

Pluri Biotech Ltd., previously named Pluristem Ltd., an Israeli company.

Pluristem GmbH, incorporated under the laws of Germany.

Plurinuva Ltd., an Israeli company.